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Exhibit 10.10 to 2001 10-K



                       AMENDMENT TO EMPLOYMENT AGREEMENT

     The Employment Agreement dated January 1, 1998, as amended effective November 1, 1998, between Convergys Customer Management Group Inc., formerly MATRIXX Marketing Inc. ("Employer"), and Ronald E. Schultz ("Employee") is hereby further amended effective June 26, 2001 in the following respects:

     1.  Section 2 is amended to read as follows:

         2. TERM OF AGREEMENT. The term of this Agreement initially shall be the five year period commencing on the Effective Date. On the fourth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in Section 13.

     2.  Section 6.D. is deleted.

     3.  Section 13.D. is amended to read as follows:

         D. Employer may terminate this Agreement immediately, upon written notice to Employee, for any reason other than those set forth in Sections 13.A., B. and C.; provided, however, that Employer shall have no right to terminate under this Section 13.D. within two years after a Change in Control. In the event of a termination by Employer under this Section 13.D., Employer shall, within five days after the termination, pay Employee an amount equal to two times the sum of (i) the annual Base Salary rate in effect at the time of termination plus (ii) the Bonus target in effect at the time of termination. For the remainder of the Benefit Period, Employer shall continue to provide Employee with medical, dental, vision and life insurance coverage comparable to the medical, dental, vision and life insurance coverage in effect for Employee immediately prior to the termination; and to the extent that Employee would have been eligible for any post-retirement medical, dental, vision or life insurance benefits from Employer if Employee had continued in employment through the end of the Benefit Period, Employer shall provide such post-retirement benefits to Employee after the end of the Benefit Period. For purposes of any stock option or restricted stock grant outstanding immediately prior to the termination, Employee's employment with Employer shall not be deemed to have terminated until the end of the Benefit Period. In addition, Employee shall be entitled to receive, as soon as practicable after termination, an amount equal to the sum of (i) any forfeitable benefits under any qualified or nonqualified pension, profit sharing, 401(k) or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Benefit Period if
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     Employee's employment had not terminated plus (ii) if Employee is participating in a qualified or nonqualified defined benefit plan of Employer or any Affiliate at the time of termination, an amount equal to the present value of the additional vested benefits which would have accrued for Employee under such plan if Employee's employment had not terminated prior to the end of the Benefit Period and if Employee's annual Base Salary and Bonus target had neither increased nor decreased after the termination. For purposes of this Section 13.D., "Benefit Period" means the two year period beginning at the time of termination. For purposes of this
     Section 13.D. and Section 13.G., "Change in Control" means a change in control as defined in the Convergys Corporation 1998 Long Term Incentive Plan. Finally, to the extent that Employee is deemed to have received an excess parachute payment (within the meaning of section 4999 of the Code) from Employer or any Affiliate, Employer shall pay Employee an additional sum sufficient to pay (i) any taxes imposed under section 4999 of the Code plus (ii) any federal, state and local taxes resulting from the payment of the amount called for under clause (i) of this Section.

     4.   Section 13.G. is amended to read as follows:

          G. This Agreement shall terminate automatically in the event that there is a Change in Control and either (i) Employee elects to resign within 90 days after the Change in Control or (ii) Employee's employment with Employer is actually or constructively terminated by Employer within two years after the Change in Control for any reason other than those set forth in Sections 13.A., B. and C. For purposes of the preceding sentence, a "constructive" termination of Employee's employment shall be deemed to have occurred if, without Employee's consent, there is a material reduction in Employee's authority or responsibilities or if there is a reduction in Employee's Base Salary or Bonus target from the amount in effect immediately prior to the Change in Control or if Employee is required by Employer to relocate from the city where Employee is residing immediately prior to the Change in Control. In the event of a termination under this
     Section 13.G., Employer shall pay Employee an amount equal to three times the sum of the annual Base Salary rate in effect at the time of termination plus the Bonus target in effect at the time of termination, all stock options shall become immediately exercisable (and Employee shall be afforded the opportunity to exercise them), the restrictions applicable to all restricted stock shall lapse and any long term awards shall be paid out at target. For the remainder of the Benefit Period, Employer shall continue to provide Employee with medical, dental, vision and life insurance coverage comparable to the medical, dental, vision and life insurance coverage in effect for Employee immediately prior to the termination; and, to the extent that Employee would have been eligible for any post-retirement medical, dental, vision or life insurance benefits from Employer if Employee had continued in employment through the end of the Benefit Period, Employer shall provide such post-retirement benefits to Employee after the end of the Benefit Period. Employee's accrued benefit under any nonqualified pension or deferred compensation plan maintained by Employer or any Affiliate shall become immediately vested and nonforfeitable and Employee also shall be entitled to receive a payment equal to the sum of
     (i) any forfeitable benefits under any qualified pension or profit sharing or 401(k) plan maintained by Employer or any Affiliate plus (ii)
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     if Employee is participating in a qualified or nonqualified defined benefit plan of Employer or any Affiliate at the time of termination, an amount equal to the present value of the additional benefits which would have accrued for Employee under such plan if Employee's employment had not terminated prior to the end of the Benefit Period and if Employee's annual Base Salary and Bonus target had neither increased nor decreased after the termination. For purposes of this Section 13.G., "Benefit Period" means the three year period beginning at the time of termination. Finally, to the extent that Employee is deemed to have received an excess parachute payment by reason of the Change in Control, Employer shall pay Employee an additional sum sufficient to pay (i) any taxes imposed under section 4999 of the Code plus (ii) any federal, state and local taxes resulting from the payment of the amount called for under clause (i) of this sentence.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed as of June 26, 2001.

                                          CONVERGYS CUSTOMER MANAGEMENT
                                          GROUP INC.



                                          By_________________________________



                                          EMPLOYEE



                                          ____________________________________
                                          Ronald E. Schultz